EXHIBIT 5
[O’Melveny & Myers LLP Letterhead]

March 25, 2016

Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021

Re:    Registration of Deferred Compensation Obligations of Guess?, Inc.

Ladies and Gentlemen:
In connection with the registration of up to an aggregate of $25,000,000 of Deferred Compensation Obligations (the “Obligations”) of Guess? Inc. (the “Company”) to be issued pursuant to the Guess?, Inc. Nonqualified Deferred Compensation Plan, as amended and restated (the “Plan”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, you have requested our opinion set forth below.
In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.
On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Obligations have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Obligations in accordance with the Plan will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O'Melveny & Myers LLP